ETRN ANNOUNCES FULL-YEAR & FOURTH QUARTER 2020 RESULTS

Canonsburg, PA (February 23, 2021) – Equitrans Midstream Corporation (NYSE: ETRN), today, announced financial and operational results for the full-year and fourth quarter 2020. Included in the "Non-GAAP Disclosures" section of this news release are important disclosures regarding the use of non-GAAP supplemental financial measures, including information regarding their most comparable GAAP financial measure.
2020 Highlights:
•Generated $638 million of net income and achieved $1,215 million of adjusted EBITDA
•Recorded 66% of total operating revenue from firm reservation fees
•Increased total gathered volumes by approximately 5% year-over-year
•Reduced gathering operating and maintenance expense per gathered volume by 14% year-over-year

“The past year was transformational on many fronts,” said Thomas F. Karam, ETRN chairman and chief executive officer. “During 2020, our employees remained resilient – navigating the unprecedented times related to the pandemic and strengthening our company by delivering on our ability to generate predictable and stable revenue in any operating environment. We simplified our corporate structure, emerging as a single C-Corp entity; executed a gathering agreement that allows us to optimize our assets and realize meaningful capital savings; and acted with fiscal discipline by controlling costs and deploying capital efficiently in order to strengthen our balance sheet.”

“Looking ahead, we acknowledge the reality of climate change as one of the most critical issues of our time and we continue to embrace the importance of sustainability for future generations,” said Diana M. Charletta, ETRN president and chief operating officer. “Similar to our proactive safety culture, Equitrans’ ESG initiatives are becoming part of our DNA – from biodiversity considerations and the sourcing of our materials, to stakeholder engagement and transparent corporate governance.”

Charletta continued, “In January, we published our initial Climate Policy, which underscores a comprehensive commitment to environmental excellence in every aspect of our operations. As our society transitions to a lower-carbon economy, we will continue to take steps to reduce greenhouse gas emissions and build resiliency in our business to effectively manage the risks and opportunities. Every day must be a step in the right direction and as the journey continues, we will work to achieve our near-term actions, as well as our Net Zero Carbon Goals by 2050.”

2020 YEAR-END AND FOURTH QUARTER SUMMARY RESULTS

	Three Months Ended December 31,	Twelve Months Ended December 31,
$ millions (except per share metrics)	2020	2020
Net income attributable to ETRN common shareholders	$117.8	$364.4
Adjusted net income attributable to ETRN common shareholders	$133.5	$443.3
Earnings per diluted share attributable to ETRN common shareholders	$0.27	$1.06
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.31	$1.29
Net income	$136.6	$638.0
Adjusted EBITDA	$286.4	$1,214.6
Deferred revenue	$76.9	$225.7
Net cash provided by operating activities	$316.7	$1,140.9
Free cash flow	$86.6	$317.4
Retained free cash flow	$21.8	$(89.8)
Net income attributable to ETRN common shareholders was impacted by a $21.3 million unrealized loss on derivative instruments for the fourth quarter 2020 and a $16.5 million unrealized gain on derivative instruments for the full-year 2020. The unrealized gain/loss is reported within other income and relates to the contractual agreement with EQT Corporation (EQT) in which ETRN will receive cash from EQT conditioned on the quarterly average of certain Henry Hub natural gas prices exceeding certain thresholds during the three years following the Mountain Valley Pipeline's (MVP) in-service, but in no case extending beyond December 2024. The contract is accounted for as a derivative with the fair value marked-to-market at each quarter-end.
For the full-year 2020, net income attributable to ETRN common shareholders was impacted by several non-recurring items including a $55.6 million impairment of long-lived assets associated with the Hornet gathering system, a $24.9 million loss on early extinguishment of debt associated with the retirement of the ETRN Term Loan B and termination of ETRN's revolving credit facility, $23.8 million of transaction costs primarily related to the acquisition of the outstanding common units of EQM Midstream Partners, LP (EQM), and a $27.3 million premium associated with the redemption of a portion of EQM’s Series A Perpetual Convertible Preferred Units.
As a result of the gathering agreement with EQT entered into in February 2020, revenue from the contracted minimum volume commitment (MVC) is recognized utilizing an average rate applied over the 15-year contract life. The difference between the cash received from the contracted MVC and the revenue recognized results in the deferral of revenue into future periods. For the fourth quarter 2020, deferred revenue was $76.9 million and for the full-year 2020, deferred revenue was $225.7 million.
Operating revenue for the fourth quarter was lower compared to the same quarter last year by $58.7 million, primarily from the impact of deferred revenue. The reduction in operating revenue was partially offset by increased revenue from higher MVCs. Operating expenses decreased by $577.2 million compared to the fourth quarter 2019, primarily as a result of a $583.7 million impairment of goodwill in the fourth quarter 2019. Additionally, operating and maintenance expense decreased versus the prior year quarter while selling, general and administrative and depreciation expense increased.
QUARTERLY DIVIDEND
For the fourth quarter 2020, ETRN paid a quarterly cash dividend of $0.15 per common share on February 12, 2021 to common shareholders of record at the close of business on February 3, 2021.

TOTAL CAPITAL EXPENDITURES AND CAPITAL CONTRIBUTIONS

	Three Months Ended December 31,	Twelve Months Ended December 31,
$ millions	2020	2020
MVP	$126	$268
Gathering(1)	$37	$303
Transmission(2)	$14	$50
Water	$4	$12
Headquarters	$1	$4
Total	$182	$637
(1)Excludes $4.5 million and $41.6 million of capital expenditures related to noncontrolling interests in Eureka Midstream Holdings, LLC (Eureka) for the three and twelve months ended December 31, 2020, respectively.
(2)Includes capital contributions to Mountain Valley Pipeline, LLC (MVP JV) for the MVP Southgate project.
FINANCIAL OUTLOOK

$ millions	Q1 2021
Net income	$45 - $65
Adjusted EBITDA	$280 - $300
Deferred revenue	$72

$ millions	Full-Year 2021
Net income	$335 - $405
Adjusted EBITDA	$1,035 - $1,105
Deferred revenue	$295
Free cash flow	$(180) - $(110)
Retained free cash flow	$(440) - $(370)
CAPITAL EXPENDITURES AND CAPITAL CONTRIBUTIONS OUTLOOK

$ millions	Full-Year 2021
MVP	$670 - $720
Gathering(1)	$305 - $335
Transmission(2)	$45 - $65
Water	$20
Total	$1,040 - $1,140
(1)Includes approximately $30 million from ETRN’s 60% interest in Eureka.
(2)Includes capital contributions of approximately $20 million to MVP JV for the MVP Southgate project.

BUSINESS AND PROJECT UPDATES
Outstanding Debt and Liquidity
As of December 31, 2020, ETRN reported $6.4 billion of consolidated long-term debt; $485 million of borrowings and $246 million of letters of credit outstanding under the $3 billion revolving credit facility; and $208 million of cash.

Bond Offering
In January 2021, ETRN's wholly owned subsidiary, EQM, completed its issuance of $800 million of 4.50% senior notes due 2029 and $1,100 million of 4.75% senior notes due 2031. Proceeds from the offering were used to repay $1.4 billion of term loan borrowings and to complete a tender of $500 million of aggregate principal of EQM's 4.75% senior notes due 2023.

Mountain Valley Pipeline
On January 15, 2021, the U.S. Bureau of Land Management granted a right-of-way permit related to MVP’s crossing in the Jefferson National Forest. At present, the only major regulatory authorization outstanding is the approval to cross streams and wetlands. With total project work roughly 92% complete, the MVP JV has applied for a U.S. Army Corps of Engineers’ Individual Permit for certain waterbody crossings that will utilize the open-cut method and, through a Certificate Amendment application to the Federal Energy Regulatory Commission, is seeking authorization to use trenchless construction methods for the remainder of the crossings that were previously approved as open-cut.

The MVP JV continues to target a full in-service date in late 2021. The total project cost estimate is $5.8 - $6.0 billion, of which ETRN expects to fund approximately $2.9 billion based on the midpoint. As of December 31, 2020, ETRN had funded approximately $2.2 billion. ETRN will operate the pipeline and, based on the midpoint of the total project cost estimate, expects to have an approximate 47.6% ownership interest in MVP.

Climate Policy
In January 2021, ETRN published its initial Climate Policy, extending the Company’s commitment to environmental excellence and establishing a multi-faceted approach for evaluating and mitigating ETRN’s carbon footprint. ETRN is responding to the critical issues related to climate change by taking near-term actions to reduce its overall greenhouse gas (GHG) emissions. In 2021, ETRN will establish a foundation for future commitments and will work to assess practicability, costs, and timing to achieve interim targets of a 50% reduction in methane by 2030 and a 50% reduction in total GHG by 2040, with a net zero carbon goal for 2050. The climate policy is available under the Sustainability section of the Company's website at www.equitransmidstream.com.
Full-Year and Fourth Quarter 2020 Earnings Conference Call Information
ETRN will host a conference call with security analysts today, February 23, 2021, at 10:30 a.m. (ET) to discuss full-year and fourth quarter 2020 financial results, operating results, and other business matters.
Call Access: All participants must pre-register online, in advance of the call. Upon completion, registered participants will receive a confirmation email that includes instructions for accessing the call, as well as a unique registration ID and passcode. Please pre-register using the appropriate online registration links below:
Security Analysts :: Audio Registration
Your email confirmation will contain dial-in information, along with your unique ID and passcode.
All Other Participants :: Webcast Registration
Your email confirmation will contain the webcast link, along with your unique ID and passcode.
Call Replay: For 14 days following the call, an audio replay will be available at (800) 585-8367 or (416) 621-4642. The ETRN conference ID: 4233629.
ETRN management speak to investors from time-to-time and the presentation for these discussions, which is updated periodically, is available via www.equitransmidstream.com.

NON-GAAP DISCLOSURES
Adjusted Net Income Attributable to ETRN Common Shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN Common Shareholders
Adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders are non-GAAP supplemental financial measures that management and external users of ETRN’s consolidated financial statements, such as investors, may use to make period-to-period comparisons of earnings trends. Management believes that adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders as presented provide useful information for investors for evaluating period-over-period earnings. Adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders should not be considered as alternatives to net income attributable to ETRN common shareholders, earnings per diluted share attributable to ETRN common shareholders or any other measure of financial performance presented in accordance with GAAP. Adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders as presented have important limitations as analytical tools because they exclude some, but not all, items that affect net income attributable to ETRN common shareholders and earnings per diluted share attributable to ETRN common shareholders, including, as applicable, the premium on redemption of a portion of EQM’s Series A Perpetual Convertible Preferred Units (EQM Series A Preferred Units), transaction costs, impairments of long-lived assets, unrealized loss (gain) on derivative instruments and loss on early extinguishment of debt, which items affect the comparability of results period to period. The impact of noncontrolling interests is also excluded from the calculations of adjustment items to adjusted net income attributable to ETRN common shareholders, as is the tax impact of non-GAAP items. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN's industry, ETRN's definitions of adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders should not be viewed as indicative of the actual amount of net income attributable to ETRN common shareholders or actual earnings of ETRN in any given period.
The table below reconciles adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders with net income attributable to ETRN common shareholders and earnings per diluted share attributable to ETRN common shareholders as derived from the statements of consolidated comprehensive income to be included in ETRN’s Annual Report on Form 10-K for the year ended December 31, 2020.

Reconciliation of Adjusted Net Income Attributable to ETRN Common Shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN Common Shareholders

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands, except per share information)	2020	2020
Net income attributable to ETRN common shareholders	$117,812	$364,372
Add back / (deduct):
Premium on redemption of EQM Series A Preferred Units	—	27,253
Transaction costs	—	23,797
Impairments of long-lived assets	—	55,581
Unrealized loss (gain) on derivative instruments	21,269	(16,460)
Loss on early extinguishment of debt	—	24,864
Noncontrolling interest impact of non-GAAP items	—	(17,708)
Tax impact of non-GAAP items(1)	(5,577)	(18,373)
Adjusted net income attributable to ETRN common shareholders	$133,504	$443,326
Diluted weighted average common shares outstanding	432,872	343,975
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.31	$1.29
(1)The adjustments were tax effected at the Company’s federal and state statutory tax rate for each period.
Adjusted EBITDA
As used in this news release, Adjusted EBITDA means, as applicable, net income, plus income tax expense, net interest expense, loss on early extinguishment of debt (as applicable), depreciation, amortization of intangible assets, impairments of long-lived assets, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense (income), and transaction costs, less equity income, AFUDC-equity, unrealized loss (gain) on derivative instruments and adjusted EBITDA attributable to noncontrolling interest.
The table below reconciles adjusted EBITDA with net income as derived from the statements of consolidated comprehensive income to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2020.

Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands)	2020	2020
Net income	$136,587	$638,044
Add:
Income tax expense	23,485	105,331
Net interest expense	87,420	307,380
Loss on early extinguishment of debt	—	24,864
Depreciation	68,342	259,613
Amortization of intangible assets	16,205	63,195
Impairments of long-lived assets	—	55,581
Preferred Interest payments	2,766	11,057
Non-cash long-term compensation expense	2,913	12,301
Transaction costs	—	23,797
Less:
Equity income	(62,600)	(233,833)
AFUDC – equity	(144)	(818)
Unrealized loss (gain) on derivative instruments	21,269	(16,460)
Adjusted EBITDA attributable to noncontrolling interest(1)	(9,854)	(35,424)
Adjusted EBITDA	$286,389	$1,214,628
(1)Reflects adjusted EBITDA attributable to noncontrolling interest associated with the third-party ownership interest in Eureka. Adjusted EBITDA attributable to noncontrolling interest for the three months ended December 31, 2020 was calculated as net income of $4.1 million, plus depreciation of $3.0 million, plus amortization of intangible assets of $2.1 million and plus interest expense of $0.7 million. Adjusted EBITDA attributable to noncontrolling interest for the twelve months ended December 31, 2020 was calculated as net income of $14.0 million, plus depreciation of $11.0 million, plus amortization of intangible assets of $7.5 million and plus interest expense of $2.9 million.
Free Cash Flow
As used in this news release, free cash flow means net cash provided by operating activities plus principal payments received on the Preferred Interest, and less net cash provided by operating activities attributable to noncontrolling interest, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka capital expenditures), capital contributions to MVP JV, and distributions/dividends and redemption amounts paid to Series A Preferred unitholders/shareholders (as applicable).
Retained Free Cash Flow
As used in this news release, retained free cash flow means free cash flow less dividends paid to common shareholders and distributions paid to noncontrolling interest EQM common unitholders (as applicable).
The table below reconciles free cash flow and retained free cash flow with net cash provided by operating activities as derived from the statements of consolidated cash flows to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2020.

Reconciliation of Free Cash Flow and Retained Free Cash Flow

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands)	2020	2020
Net cash provided by operating activities	$316,691	$1,140,886
Add back / (deduct):
Principal payments received on the Preferred Interest	1,277	5,003
Net cash provided by operating activities attributable to noncontrolling interest(1)	(9,934)	(39,568)
ETRN Series A Preferred Shares dividends(2)	(14,628)	(16,879)
EQM Series A Preferred Unit distributions(3)	—	(51,002)
Redemption of Series A Preferred Units(4)	—	(28,267)
Capital expenditures(5)(6)	(78,243)	(419,995)
Capital contributions to MVP JV	(128,537)	(272,801)
Free cash flow	$86,626	$317,377
Less:
Dividends paid to common shareholders (7)	(64,871)	(278,395)
Distributions paid to noncontrolling interest EQM common unitholders	—	(128,770)
Retained free cash flow	$21,755	$(89,788)
(1)Reflects 40% of $24.8 million and $98.9 million, which was Eureka’s standalone net cash provided by operating activities for the three and twelve months ended December 31, 2020, respectively, which represents the noncontrolling interest portion for the three and twelve months ended December 31, 2020, respectively.
(2)Reflects cash dividends paid of $0.4873 and $0.5623 per ETRN Series A Perpetual Convertible Preferred Share for the three and twelve months ended December 31, 2020, respectively.
(3)Reflects cash distributions paid of $2.0728 per EQM Series A Preferred Unit.
(4)Redemption of EQM Series A Preferred Units included approximately $22 million for partial period distributions for the period 4/1/2020 through 6/17/2020 for the EQM Series A Preferred Units and an approximately $6 million change of control premium (101% of ~$600 MM of such units).
(5)Does not reflect amounts related to the noncontrolling interest share of Eureka.
(6)ETRN accrues capital expenditures when the work has been completed but the associated bills have not yet been paid. Accrued capital expenditures are excluded from the statements of consolidated cash flows until they are paid.
(7)Third quarter 2020 dividend of $0.15 per ETRN common share was paid during the fourth quarter 2020.
Adjusted EBITDA, free cash flow and retained free cash flow are non-GAAP supplemental financial measures that management and external users of ETRN's consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:
•ETRN’s operating performance as compared to other publicly traded companies in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods
•The ability of ETRN’s assets to generate sufficient cash flow to pay dividends to ETRN’s shareholders
•ETRN’s ability to incur and service debt and fund capital expenditures and capital contributions
•The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities
ETRN believes that adjusted EBITDA, free cash flow, and retained free cash flow provide useful information to investors in assessing ETRN's financial condition and results of operations. Adjusted EBITDA, free cash flow, and retained free cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities, as applicable, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, free cash flow, and retained free cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income, operating income and net cash provided by operating activities. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN's industry, ETRN's definitions of adjusted EBITDA, free cash flow, and retained free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Free cash flow and retained free cash flow should not be viewed as indicative of the actual amount of cash that ETRN has available for dividends or that ETRN plans to distribute and are not intended to be liquidity measures.

ETRN is unable to provide a reconciliation of projected adjusted EBITDA from projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, or a reconciliation of projected free cash flow or retained free cash flow to net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. ETRN has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income (loss) includes the impact of depreciation expense, income tax expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement, potential changes in estimates for certain contract liabilities and unbilled revenues and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, a reconciliation of projected adjusted EBITDA to projected net income (loss) is not available without unreasonable effort.
ETRN is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. ETRN is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, ETRN is unable to provide projected net cash provided by operating activities, or the related reconciliation of each of projected free cash flow and projected retained free cash flow to projected net cash provided by operating activities without unreasonable effort. ETRN provides a range for the forecasts of net income, adjusted EBITDA, free cash flow and retained free cash flow to allow for the inherent difficulty of predicting certain amounts and the variability in the timing of spending and the impact on the related reconciling items, many of which interplay with each other.
Water EBITDA
As used in this news release, water EBITDA means the earnings before interest, taxes, depreciation and amortization of ETRN’s water services business. Water EBITDA is a non-GAAP supplemental financial measure that management and external users of ETRN’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the impact of ETRN’s water services business on ETRN’s operating performance and ETRN’s ability to incur and service debt and fund capital expenditures. Water EBITDA should not be considered as an alternative to ETRN’s net income, operating income or any other measure of financial performance presented in accordance with GAAP. Water EBITDA has important limitations as an analytical tool because the measure excludes some, but not all, items that affect net income and operating income. Additionally, because water EBITDA may be defined differently by other companies in ETRN’s industry, the definition of water EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles water EBITDA from ETRN's water operating income as derived from ETRN's statements of consolidated comprehensive income to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2020.
ETRN has not provided a reconciliation of projected water EBITDA from projected water operating income, the most comparable measure calculated in accordance with GAAP. ETRN does not allocate certain costs, such as interest expenses, to individual assets within its business segments. Therefore, the reconciliation of projected water EBITDA from projected water operating income is not available without unreasonable effort. ETRN has provided a range for the forecast of water EBITDA to allow for the variability in the timing of spending and the impact on the related reconciling items, many of which interplay with each other.
Reconciliation of Water EBITDA

	Three Months Ended December 31,	Twelve Months Ended December 31,
($ Thousands)	2020	2020
Water operating (loss) income	$(1,417)	$38,756
Add: Depreciation	8,160	30,880
Water EBITDA	$6,743	$69,636

About Equitrans Midstream Corporation:
Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and, as the parent company of EQM Midstream Partners, is one of the largest natural gas gatherers in the United States. Through its strategically located assets in the Marcellus and Utica regions, ETRN has an operational focus on gas transmission and storage systems, gas gathering systems, and water services that support natural gas development and production across the Basin. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 with the vision to be the premier midstream services provider in North America. ETRN is helping to meet America’s growing need for clean-burning energy, while also providing a rewarding workplace and enriching the communities where its employees live and work.

For more information on Equitrans Midstream Corporation, visit www.equitransmidstream.com; and to learn more about our environmental, social, and governance practices visit https://csr.equitransmidstream.com.
Analyst inquiries:
Nate Tetlow – Vice President, Corporate Development and Investor Relations
412-553-5834
ntetlow@equitransmidstream.com
Media inquiries:
Natalie Cox – Communications and Corporate Affairs
412-395-3941
ncox@equitransmidstream.com
Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the United States Securities Act of 1933, as amended (the Securities Act), concerning ETRN and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of ETRN, as well as assumptions made by, and information currently available to, such management. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” “target,” "expect," "intend," "outlook" or “continue,” and similar expressions are used to identify forward-looking statements. These statements are subject to various risks and uncertainties, many of which are outside ETRN's control. Without limiting the generality of the foregoing, forward-looking statements contained in this communication specifically include expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of ETRN and its affiliates, including guidance and any changes in such guidance regarding ETRN’s gathering, transmission and storage and water service revenue and volume growth, including the anticipated effects associated with the new Gas Gathering and Compression Agreement and related documents entered into with EQT Corporation (EQT) (collectively, the EQT Global GGA); projected revenue (including from firm reservation fees) and volumes, deferred revenues, expenses, and contract liabilities, and the effects on liquidity, projected revenue, deferred revenue and contract liabilities associated with the EQT Global GGA and the MVP project (including changes in the targeted full in-service date for such project); the ultimate gathering fee relief provided to EQT under the EQT Global GGA and related agreements, including the exercise by EQT of any cash-out option as an alternative to receiving a portion of such relief; ETRN’s ability to de-lever; forecasted adjusted EBITDA (and incremental adjusted EBITDA with MVP full in-service), water EBITDA, net income, free cash flow, retained free cash flow, leverage ratio, and deferred revenue; the weighted average contract life of gathering, transmission and storage contracts; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water projects); the cost, capacity, shippers for, timing of regulatory approvals, final design (including expansions or extensions and capital and incremental adjusted EBITDA related thereto), ability to contract additional capacity on and targeted in-service dates of current or in-service projects or assets, in each case as applicable; the ultimate terms, partner relationships and structure of Mountain Valley Pipeline, LLC (MVP JV) and ownership interests therein; the impact of changes in the targeted full in-service date of the MVP project on, among other things, the fair value of the Henry Hub cash bonus provision of the EQT Global GGA; expansion projects in ETRN’s operating areas and in areas that would provide access to new markets; ETRN’s ability to provide produced water handling services and realize expansion opportunities and related capital avoidance; ETRN’s ability to identify and complete acquisitions and other strategic transactions, including joint ventures, effectively integrate transactions into ETRN’s operations, and achieve synergies, system optionality and accretion associated with transactions, including through increased scale; ETRN’s ability to access commercial opportunities and new customers for its water services business, and the timing and final terms of any definitive water services agreement or agreements between EQT and ETRN entered into pursuant to the letter agreement between the parties in respect of water services (Water Services Letter Agreement); any credit rating impacts associated with the MVP project, customer credit ratings changes, including EQT's, and defaults, acquisitions, dispositions and financings and any changes in EQM’s credit ratings; the impact of the dispute with EQT (or resolution thereof) regarding the Hammerhead gathering agreement and/or ownership of the Hammerhead pipeline on ETRN’s business and results of operations; the impact of such dispute (or resolution thereof) on investors’ perceptions of ETRN’s commercial relationship with EQT; the effect and outcome of future litigation and other proceedings, including regulatory proceedings; the effects of any consolidation of or effected by upstream gas producers, whether in or outside of the Appalachian Basin; the ability of ETRN’s contracts to survive a customer bankruptcy or restructuring, the outcome of any attempt to reject such contracts in such contexts (or related negotiations) and the impact on the Company’s results of operations and liquidity of a customer bankruptcy or restructuring; the timing and amount of future issuances or repurchases of ETRN’s securities; the effects of conversion, if at all, of ETRN’s preferred shares; the effects of seasonality; expected cash flows and MVCs, including those associated with the EQT Global GGA and any definitive agreement or agreements between EQT and the Company related to the Water Services Letter Agreement, and the potential impacts thereon of the commission timing and cost of the MVP project; projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures; dividend amounts, timing and rates; changes in commodity prices and the effect of commodity prices on ETRN's business, including future decisions of customers in respect of curtailing natural gas production, choke management, timing of turning wells in line, rig and completion activity and related impacts on ETRN’s business; liquidity and financing requirements, including sources and availability; interest rates; the ability of ETRN’s subsidiaries (some of which are not wholly owned) to service debt under, and comply with the covenants contained in, their respective credit agreements; the MVP JV’s ability to raise project-level debt; expectations regarding production, gathered and water volumes in ETRN’s areas of operations; ETRN’s ability to achieve anticipated benefits associated with the execution of the EQT Global GGA, the Water Services Letter Agreement and related agreements; the impact on ETRN and its subsidiaries of the coronavirus disease 2019 (COVID-19) pandemic, including, among other things, effects on demand for natural gas and ETRN’s services, levels of production of associated gas from basins such as the Permian basin, commodity prices and access to capital; ETRN’s ability to achieve its ESG goals (including goals set forth in its climate policy); the effects of government regulation; and tax status and position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results.

Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, judicial and other risks and uncertainties, many of which are difficult to predict and are beyond ETRN’s control. The risks and uncertainties that may affect the operations, performance and results of ETRN’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, "Risk Factors" in ETRN's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (the SEC), as updated by the risk factors disclosed under Part II, Item 1A, "Risk Factors," of ETRN’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020 filed with the SEC and ETRN's subsequent filings. Any forward-looking statement speaks only as of the date on which such statement is made, and ETRN does not intend to correct or update any forward-looking statement, unless required by securities laws, whether as a result of new information, future events or otherwise. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

EQUITRANS MIDSTREAM CORPORATION
 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

	(Thousands, except per share amounts)
Operating revenues	$367,122	$425,859	$1,510,825	$1,630,242
Operating expenses:
Operating and maintenance	40,119	47,907	154,109	165,367
Selling, general and administrative	35,783	29,362	129,969	112,915
Separation and other transaction costs	—	1,474	23,797	26,080
Depreciation	68,342	60,634	259,613	227,364
Amortization of intangible assets	16,205	14,581	63,195	53,258
Impairments of long-lived assets	—	583,664	55,581	969,258
Total operating expenses	160,449	737,622	686,264	1,554,242
Operating income (loss)	206,673	(311,763)	824,561	76,000
Equity income	62,600	50,986	233,833	163,279
Other (expense) income	(21,781)	24	17,225	2,661
Loss on early extinguishment of debt	—	—	24,864	—
Net interest expense	87,420	67,927	307,380	256,195
Income (loss) before income taxes	160,072	(328,680)	743,375	(14,255)
Income tax expense	23,485	4,836	105,331	50,704
Net income (loss)	136,587	(333,516)	638,044	(64,959)
Net income (loss) attributable to noncontrolling interests	4,147	(64,778)	214,912	138,784
Net income (loss) attributable to ETRN	132,440	(268,738)	423,132	(203,743)
Preferred dividends	14,628	—	58,760	—
Net income (loss) attributable to ETRN common shareholders	$117,812	$(268,738)	$364,372	$(203,743)

Earnings (loss) per share of common stock attributable to ETRN common shareholders - basic	$0.27	$(1.05)	$1.06	$(0.80)
Earnings (loss) per share of common stock attributable to ETRN common shareholders - diluted	$0.27	$(1.05)	$1.06	$(0.80)

Weighted average common shares outstanding - basic	432,785	254,940	343,935	254,884
Weighted average common shares outstanding - diluted	432,872	254,940	343,975	254,884

EQUITRANS MIDSTREAM CORPORATION
GATHERING RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues(1)	$148,999	$149,598	$595,720	$581,118
Volumetric-based fee revenues	99,053	163,295	416,561	578,813
Total operating revenues	248,052	312,893	1,012,281	1,159,931
Operating expenses:
Operating and maintenance	25,082	28,880	87,388	96,740
Selling, general and administrative	25,384	20,457	93,070	80,822
Separation and other transaction costs	—	217	4,104	19,344
Depreciation	46,052	39,808	172,967	144,310
Amortization of intangible assets	16,205	14,581	63,195	53,258
Impairments of long-lived assets	—	475,520	55,581	854,307
Total operating expenses	112,723	579,463	476,305	1,248,781
Operating income (loss)	$135,329	$(266,570)	$535,976	$(88,850)

Unrealized (loss) gain on derivative instruments(2)	$(21,269)	$—	$16,460	$—

OPERATIONAL DATA
Gathering volumes (BBtu per day):
Firm capacity reservation(1)	5,154	3,438	4,652	3,351
Volumetric-based services	3,490	5,016	3,553	4,493
Total gathered volumes	8,644	8,454	8,205	7,844

Capital expenditures(3)	$41,810	$148,534	$344,873	$834,712
(1)Includes revenues and volumes, as applicable, from contracts with MVCs.
(2)Other income in the Company's statements of consolidated comprehensive income includes the unrealized (loss) gain on derivative instruments associated with the Henry Hub cash bonus payment provision.
(3)Includes approximately $4.5 million and $8.3 million of capital expenditures related to noncontrolling interests in Eureka for the three months ended December 31, 2020 and 2019, respectively, and $41.6 million and $25.9 million for the twelve months ended December 31, 2020 and 2019, respectively.

EQUITRANS MIDSTREAM CORPORATION
TRANSMISSION RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues	$96,560	$93,518	$364,533	$356,569
Volumetric-based fee revenues	8,407	7,076	29,303	33,951
Total operating revenues	104,967	100,594	393,836	390,520
Operating expenses:
Operating and maintenance	9,911	10,847	37,635	33,989
Selling, general and administrative	7,648	6,239	26,292	26,865
Depreciation	13,753	13,461	54,540	51,935
Total operating expenses	31,312	30,547	118,467	112,789
Operating income	$73,655	$70,047	$275,369	$277,731

Equity income	$62,600	$50,986	$233,833	$163,279

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day):
Firm capacity reservation	3,034	2,901	2,932	2,823
Volumetric-based services	13	17	16	90
Total transmission pipeline throughput	3,047	2,918	2,948	2,913

Average contracted firm transmission reservation commitments (BBtu per day)	4,270	4,125	4,087	3,966

Capital expenditures(1)	$12,236	$13,026	$45,219	$59,313
(1)Transmission capital expenditures do not include capital contributions made to the MVP JV for the MVP and MVP Southgate projects of approximately $128.5 million and $261.7 million for the three months ended December 31, 2020 and 2019, respectively, and $272.8 million and $774.6 million for the twelve months ended December 31, 2020 and 2019, respectively.

EQUITRANS MIDSTREAM CORPORATION
WATER RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

FINANCIAL DATA	(Thousands)
Firm reservation fee revenues(1)	$9,010	$6,659	$41,798	$11,190
Volumetric based fee revenues	5,093	5,713	62,910	68,601
Water services revenues	14,103	12,372	104,708	79,791
Operating expenses:
Operating and maintenance	5,171	8,180	29,131	34,638
Selling, general and administrative	2,189	753	5,941	2,933
Depreciation	8,160	7,114	30,880	26,915
Total operating expenses	15,520	16,047	65,952	64,486
Operating (loss) income	$(1,417)	$(3,675)	$38,756	$15,305

OPERATIONAL DATA
Water volumes (MMgal)
Firm capacity reservation(1)	210	89	697	249
Volumetric based services	95	207	1,219	1,559
Total water volumes	305	296	1,916	1,808

Capital expenditures	$3,528	$5,967	$11,905	$37,457
(1)Includes revenues and volumes, as applicable, from contracts with MVCs.

Source: Equitrans Midstream Corporation